Filed Pursuant to Rule 424(b)(5)
Registration No. 333-273383

PROSPECTUS SUPPLEMENT

(To prospectus dated August 2, 2023)

10,000,000 Shares

Class A Common Stock

We are offering 5,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”). The selling securityholders identified in this prospectus supplement (the “Selling Securityholders”) are offering an aggregate of 5,000,000 shares of Class A Common Stock acquired based on a value of $10.00 per share.

We will receive all of the net proceeds of the shares offered by us in the offering. We intend to use the proceeds of the offering for general corporate purposes. We will not receive any proceeds from the offering of Class A Common Stock by the Selling Securityholders.

Our Class A Common Stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “SYM.” On February 20, 2024, the closing price of our Class A Common Stock was $41.67.

Baillie Gifford Overseas Limited (“Baillie Gifford”), acting on behalf of a number of its, and its affiliates’, clients, has indicated an interest in purchasing up to $300 million of our Class A Common Stock offered in this offering at the public offering price and on the same terms as the other purchasers in this offering. Because this indication of interest is not a binding agreement or commitment to purchase, Baillie Gifford could determine to purchase more, fewer or no shares of our Class A Common Stock in this offering or the underwriters could determine to sell more, fewer or no shares of our Class A Common Stock to Baillie Gifford in this offering. The underwriters will receive the same underwriting discount on any shares of our Class A Common Stock purchased by Baillie Gifford as they will from the other shares of our Class A Common Stock sold in this offering.

For the Class A Common Stock offered by us and the Selling Securityholders:

	Per Share	Total
Public offering price	$40.50	$405,000,000
Underwriting discounts and commissions(1)	$0.81	$8,100,000
Proceeds before expenses to Symbotic Inc.	$39.69	$198,450,000
Proceeds before expenses to the Selling Securityholders	$39.69	$198,450,000

(1)	See the section titled “Underwriting” for additional information regarding the compensation payable to the underwriters.

We have also granted the underwriters an option, exercisable for up to 30 days after the date of this prospectus supplement, to purchase from us up to an additional 1,500,000 shares of our Class A Common Stock at the offering price.

Delivery of the shares will be made on or about February 26, 2024.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement and page 2 of the accompanying prospectus and any risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Goldman Sachs & Co. LLC

The date of this prospectus supplement is February 21, 2024.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we and the Selling Securityholders may offer from time to time, some of which do not apply to this offering. This prospectus supplement provides additional information about us and describes the specific details regarding this offering and the securities offered hereby. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

As permitted under the rules of the SEC, this prospectus supplement incorporates important business information about Symbotic Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus supplement. All of the summaries are qualified in their entirety by the actual documents. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.” Before purchasing any securities, you should carefully read this prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the Selling Securityholders nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus supplement or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we, the Selling Securityholders nor the underwriters are making offers to sell the securities described in this prospectus supplement in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless the context indicates otherwise, references in this prospectus supplement to the “Company,” “Symbotic,” “we,” “us,” “our” and similar terms refer to SVF Investment Corp. 3 (“SVF 3”) prior to the Business Combination (the “Business Combination”) described in our Form 10-K (as defined below) and Symbotic Inc. and its consolidated subsidiaries following the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, our expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or similar expressions.

Forward-looking statements contained in this prospectus supplement include, but are not limited to, statements about our ability to, or expectations that we will:

•	meet the technical requirements of existing or future supply agreements with our customers, including with respect to existing backlog;

•	expand our target customer base and maintain our existing customer base;

•	realize the benefits expected from the formation of GreenBox Systems LLC;

•	anticipate industry trends;

•	maintain and enhance our platform;

•	maintain the listing of the Class A Common Stock on NASDAQ;

•	develop, design, and sell systems that are differentiated from those of competitors;

•	execute our research and development strategy;

•	acquire, maintain, protect, and enforce intellectual property;

•	attract, train, and retain effective officers, key employees, or directors;

•	comply with laws and regulations applicable to our business;

•	stay abreast of modified or new laws and regulations applicable to our business;

•	execute our growth strategy;

•	successfully defend litigation;

•	issue equity securities in connection with future transactions;

•	meet future liquidity requirements and, if applicable, comply with restrictive covenants related to long-term indebtedness;

•	timely and effectively remediate any material weaknesses in our internal control over financial reporting;

•	anticipate rapid technological changes; and

•	effectively respond to general economic and business conditions.

Forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may also include, but are not limited to, statements with respect to:

•	the future performance of our business and operations;

•	expectations regarding revenues, expenses, Adjusted EBITDA and anticipated cash needs;

•	expectations regarding cash flow, liquidity and sources of funding;

•	expectations regarding capital expenditures;

•	the anticipated benefits of our leadership structure;

•	the effects of pending and future legislation;

•	business disruption;

•	disruption to the business due to our dependency on certain customers;

•	increasing competition in the warehouse automation industry;

•	any delays in the design, production or launch of our systems and products;

•	the failure to meet customers’ requirements under existing or future contracts or customers’ expectations as to price or pricing structure;

•	any defects in new products or enhancements to existing products; and

•

the fluctuation of operating results from period to period due to a number of factors, including the pace of customer adoption of our new products and services and any changes in our product mix that shift too far into lower gross margin products.

Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in other sections of this prospectus supplement and the accompanying prospectus, including under the heading “Risk Factors” elsewhere in this prospectus supplement and in the documents we incorporate by reference. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these forward-looking statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the forward-looking statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct.

The forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein relate only to events as of the date on which the statements are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We are not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

In addition to the risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: failure to realize the benefits expected from adding to Symbotic’s base of outsourcing partners and the effects of pending and future legislation.

SUMMARY

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in, or incorporated by reference into, this prospectus supplement. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents referred to in “Where You Can Find More Information.”

About Symbotic

Symbotic’s vision is to make the supply chain work better for everyone. It does this by developing, commercializing, and deploying innovative, end-to-end technology solutions that dramatically improve supply chain operations. Symbotic currently automates the processing of pallets and cases in large warehouses or distribution centers for some of the largest retail companies and wholesale companies in the world. Its systems enhance operations at the front end of the supply chain, and therefore benefit all supply partners further down the chain, irrespective of fulfillment strategy.

Corporate Information

Symbotic Inc. is a Delaware corporation. Our principal executive offices are located at 200 Research Drive, Wilmington, Massachusetts 01887 and our telephone number at that address is (978) 284-2800. Our website is located at www.symbotic.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus supplement, and you should not consider it part of this prospectus supplement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

Emerging Growth Company

We are an emerging growth company (“EGC”), as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an EGC can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. The Company has not elected to opt out of such extended transition period which means that when a financial accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. The Company will be eligible to use this extended transition period under the JOBS Act until the earlier of the date it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of the Company’s financials to those of other public companies more difficult.

We will cease to be an EGC on the date that is the earliest of (i) the end of the fiscal year in which total annual gross revenue exceeds $1.235 billion, (ii) the last day of the Company’s fiscal year following March 11, 2026 (the fifth anniversary of the date on which SVF 3 consummated the initial public offering of SVF 3); (iii) the date on which the Company has issued more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the Company’s common stock held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter.

THE OFFERING

Issuer	Symbotic Inc.

Shares of Class A Common Stock offered by Us	5,000,000 shares of Class A Common Stock (or 6,500,000 shares of Class A Common Stock if the underwriters exercise in full their option to purchase additional Class A Common Stock).

Shares of Class A Common Stock offered by the Selling Securityholders	5,000,000 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding after this offering	99,160,003 shares, including the shares of Class A Common Stock that may be sold by the Selling Securityholders (but excluding any shares of Class A Common Stock that may be acquired by the underwriters upon exercise in full of their option to purchase additional Class A Common Stock).

The number of shares does not reflect any shares of Class A Common Stock that may be issued from time to time under any employee stock purchase plans or other incentive plans after the date of this prospectus supplement.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $197 million (or approximately $256 million if the underwriters exercise their option to purchase additional Class A Common Stock in full), after deducting the underwriting discounts, commissions and any offering expenses payable by us in this offering. We intend to use the net proceeds from this offering for general corporate purposes.

We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders.

See “Use of Proceeds” for further details.

Lock-up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Plan of Distribution – Lock-Up Agreements” for further discussion.

Nasdaq Global Select Market Ticker Symbol	“SYM”

RISK FACTORS

Investing in our Class A Common Stock involves risks. You should carefully consider and evaluate the risk factors discussed below and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q that we file with the SEC, which are incorporated herein by reference, together with the risk factors and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects. In that case, the trading price of our Class A Common Stock could decline, and you could lose all or a part of your investment. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for us.

You may also experience dilution as a result of this offering, which may adversely affect the per share trading price of our Class A Common Stock.

This offering may have a dilutive effect on our earnings per share after giving effect to the issuance of our Class A Common Stock in this offering and the receipt of the respective expected net proceeds. See “Dilution.” The actual amount of dilution from this offering will be based on numerous factors, particularly the use of proceeds and the return generated by such investment, and cannot be determined at this time.

SELLING SECURITYHOLDERS

The following table sets forth certain information provided by or on behalf of the Selling Securityholders regarding the beneficial ownership of the Selling Securityholders of our Class A Common Stock and the shares of Class A Common Stock being offered by the Selling Securityholders. The applicable percentage ownership of the securities after the offering is based on approximately 89,160,003 shares of Class A Common Stock, 81,485,643 shares of Class V-1 common stock, and 406,512,941 shares of Class V-3 common stock outstanding as of February 20, 2024. Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock offered and no other purchases or sales of our securities. We cannot advise you as to whether Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock.

Name of Selling Securityholder	Shares of Class A Common Stock Owned Prior to Offering*	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Owned After the Offered Shares are Sold*	Percentage of Class A Common Stock Owned After the Offered Shares are Sold
The RBC 2021 4 Year GRAT(1)	167,926,576	2,279,097	165,647,479	—
The RBC Millennium Trust(2)	153,647,127	2,085,296	151,561,831	—
RJJRP Holdings, Inc.(3)	44,367,748	602,158	43,765,590	—
Richard B. Cohen Revocable Trust(4)	2,464,582	33,449	2,431,133	—

*	Includes shares of Class V-1 and V-3 common stock that are convertible into shares of Class A Common Stock as further described in footnotes 1-4 below.
(1)

Securities owned prior to the offering consist of 4,571,502 shares of Class V-1 common stock and 163,355,074 shares of Class V-3 common stock held by The RBC 2021 4 Year GRAT. Richard B. Cohen, as trustee of The RBC 2021 4 Year GRAT, may be deemed to have voting and investment control with respect to the shares held by The RBC 2021 4 Year GRAT, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Mr. Cohen is the current Chair, Chief Executive Officer and President of the Company. Shares of Class V-1 common stock and Class V-3 common stock are convertible on a one-for-one basis into shares of Class A Common Stock at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in “Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock” in the accompanying prospectus). The RBC 2021 4 Year GRAT will redeem 2,279,097 of its New Symbotic Holdings Common Units to convert an equal number of its shares of Class V-1 common stock into the Class A Common Stock being offered by The RBC 2021 4 Year GRAT in this offering. The business address of The RBC 2021 4 Year GRAT is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(2)

Securities owned prior to the offering consist of 153,647,127 shares of Class V-3 common stock held by The RBC Millennium Trust. David A. Ladensohn and Janet L. Cohen, as co-trustees of The RBC Millennium Trust, may be deemed to have shared voting and investment control with respect to the shares held by The RBC Millennium Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn and Ms. Cohen each disclaim beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen. Ms. Cohen is the spouse of Mr. Cohen. Mr. Cohen is the current Chair, Chief Executive Officer and President of the Company. Shares of Class V-3 common stock are convertible on a one-for-one basis into shares of Class A Common Stock at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in “Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock” in the accompanying prospectus). The RBC Millennium Trust will redeem 2,085,296 its New Symbotic Holdings Common Units to convert an equal number of its shares of Class V-3 common stock into the Class A

Common Stock being offered by The RBC Millennium Trust in this offering. The business address of The RBC Millennium Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(3)

Securities owned prior to the offering consist of 2,818,148 shares of Class V-1 common stock and 41,549,600 shares of Class V-3 common stock held by RJJRP Holdings, Inc. Richard B. Cohen, as President and Chief Executive Officer of RJJRP Holdings, Inc., may be deemed to have voting and investment control with respect to the shares held by RJJRP Holdings, Inc., and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Mr. Cohen is the current Chair, Chief Executive Officer and President of the Company. Shares of Class V-1 common stock and Class V-3 common stock are convertible on a one-for-one basis into shares of Class A Common Stock at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in “Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock” in the accompanying prospectus). RJJRP Holdings, Inc. will redeem 602,158 of its New Symbotic Holdings Common Units to convert an equal number of its shares of Class V-1 common stock into the Class A Common Stock being offered by RJJRP Holdings, Inc. in this offering. The business address of RJJRP Holdings, Inc. is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(4)

Securities owned prior to the offering consist of 2,464,582 shares of Class V-3 common stock held by Richard B. Cohen Revocable Trust. Richard B. Cohen, as trustee of Richard B. Cohen Revocable Trust, may be deemed to have voting and investment control with respect to the shares held by Richard B. Cohen Revocable Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Mr. Cohen is the current Chair, Chief Executive Officer and President of the Company. Shares of Class V-3 common stock are convertible on a one-for-one basis into shares of Class A Common Stock at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in “Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock” in the accompanying prospectus). Richard B. Cohen Revocable Trust will redeem 33,449 of its New Symbotic Holdings Common Units to convert an equal number of its shares of Class V-3 common stock into the Class A Common Stock being offered by Richard B. Cohen Revocable Trust in this offering. The business address of Richard B. Cohen Revocable Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $197 million (or approximately $256 million if the underwriters exercise their option to purchase additional Class A Common Stock in full), after deducting the underwriting discounts, commissions and any offering expenses payable by us in this offering. We intend to use the net proceeds from this offering for general corporate purposes.

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus supplement will be sold by the Selling Securityholders for their own respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Securityholders pursuant to this prospectus supplement.

CAPITALIZATION

The following table sets forth the Symbotic cash and cash equivalents, marketable securities and equity as of December 30, 2023 on:

•	An actual basis;

•

An as adjusted basis, to give effect to the sale of shares of our Class A Common Stock in this offering, at the public offering price of $40.50, and after deducting the underwriting discounts, commissions and any offering expenses;

	At December 30, 2023
	Actual (unaudited)	As Adjusted (unaudited)(1)
	(In thousands, except per share amounts)
Cash and cash equivalents	$485,952	683,402

Marketable securities	$189,011	189,011

Equity:
Class A Common Stock, 3,000,000,000 shares authorized, 85,106,588 (actual) and 95,106,588 shares (as adjusted) issued and outstanding	10	11
Class V-1 Common Stock, 1,000,000,000 shares authorized, 81,489,643 (actual) and 78,608,388 (as adjusted) shares issued and outstanding	8	8
Class V-3 Common Stock, 450,000,000 shares authorized, 406,512,941 shares (actual) and 404,394,196 (as adjusted) issued and outstanding	41	41
Additional paid-in capital – warrants	—	—
Additional paid-in capital	1,474,681	1,507,164
Accumulated deficit	(1,312,363)	(1,312,363)
Accumulated other comprehensive loss	(1,770)	(1,770)

Total stockholders’ equity	160,607	193,090
Noncontrolling interest	11,268	176,234

Total equity	$171,875	369,325

(1)	The number of shares of Class A Common Stock to be outstanding immediately after this offering shown above is based on 85,106,588 shares of Class A Common Stock outstanding as of December 30, 2023.

DILUTION

If you purchase our securities in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our Class A Common Stock and the net tangible book value per share of our Class A Common Stock after this offering.

Our net tangible book value as of December 30, 2023 was $171.9 million, or $2.02 per share of Class A Common Stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our Class A Common Stock outstanding as of December 30, 2023. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our Class A Common Stock immediately after this offering.

After giving effect to the sale of shares of our Class A Common Stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares), at a public offering price of $40.50, our pro forma net tangible book value as of December 30, 2023 would have been $369.3 million, or $3.88 per share of Class A Common Stock. This represents an immediate increase in net tangible book value of $1.86 per share of Class A Common Stock to existing stockholders and an immediate dilution of $36.62 per share of Class A Common Stock to new investors purchasing shares of our Class A Common Stock.

Public offering price per share		$40.50
Historical net tangible book value per share as of December 30, 2023	$2.02
Increase in as adjusted net tangible book value per share attributable to this offering	1.86

As adjusted net tangible book value per share after this offering		3.88

Dilution per share to new investors purchasing Class A Common Stock in this offering		$36.62

If the underwriters exercise their option to purchase additional shares of our Class A Common Stock from us in this offering in full, the as adjusted net tangible book value per share after this offering would be $4.44 per share and the dilution in as adjusted net tangible book value per share to new investors purchasing Class A Common Stock in this offering would be $36.06 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table and discussion above do not take into account Class A Common Stock that may be issued from time to time under any employee stock purchase plans or other incentive plans after December 30, 2023.

UNDERWRITING

The Company, the Selling Securityholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	10,000,000
Total	10,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,500,000 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the Selling Securityholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,500,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$0.81	$0.81
Total	$4,050,000	$5,265,000

Paid by the Selling Securityholders

	No Exercise	Full Exercise
Per Share	$0.81	$0.81
Total	$4,050,000	$4,050,000

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.486 per share from the initial public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company, certain officers and directors and their respective affiliates and the Selling Securityholders have agreed with the underwriters, subject to certain exceptions (including the sale of their securities that otherwise would be delivered in connection with the settlement of the restricted stock units or any other method to satisfy any tax withholding obligations as determined or permitted by the Company in its sole discretion from time to time pursuant to the applicable restricted stock units award agreements), not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement (the “Lock-up Period”), except with the prior written consent of the representative. The lock-up provisions described in this paragraph do not apply to (A) the Class A Common Stock to be offered hereunder,

(B) the Class A Common Stock or any such substantially similar securities to be issued pursuant to employee incentive plans or similar plans existing as of the date of this agreement, (C) the Class A Common Stock or any such substantially similar securities to be issued upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this agreement, (D) the filing by the Company of any registration statement on Form S-8 with the SEC relating to the offering of securities pursuant to the terms of such employee incentive plans or similar plans, (E) the issuance and transfer of stock in compliance with the Company’s existing obligations under the Amended and Restated Registration Rights Agreement, dated as of June 7, 2022, by and among the Company, SVF Sponsor III (DE) LLC, certain legacy directors of SVF Investment Corp. 3 and certain directors, officers and stockholders of the Company as described in this prospectus supplement and the accompanying prospectus and (F) the issuance by the Company of shares of stock or securities convertible into shares of stock in connection with an acquisition or business combination, provided that the aggregate number of shares of stock issued pursuant to clause (F) during the Lock-Up Period will not exceed 10% of the total number of shares of stock issued and outstanding as of the date of such acquisition or business combination, as the case may be, and provided further that holders of any shares of stock issued pursuant to clause (F) shall agree in writing to be subject to the restrictions set forth therein for the duration of the Lock-Up Period.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own respective accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), no common shares have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the common shares may be offered to the public in that Relevant Member State at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Book-Running Managers for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the common shares shall require the Company and/or Selling Securityholders or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an ‘offer to the public’ in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common shares under the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and the Company that:

a)	it is a qualified investor within the meaning of the Prospectus Regulation; and

b)

in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, the common shares acquired by it in the Offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Joint Book-Running Managers has been given to the offer or resale.

The Company, the Selling Securityholders, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

United Kingdom

This prospectus supplement and any other material in relation to the common shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; or (iii) outside the United Kingdom (the “UK”) (all such persons together being referred to as “Relevant Persons”). The common shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the common shares will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority, except that the common shares may be offered to the public in the United Kingdom at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Joint Bookrunning Managers for any such offer; or

c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”).

provided that no such offer of the common shares shall require the Company, the Selling Securityholders and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who receives any communication in respect of, or who acquires any common shares under the offering contemplated hereby or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and their affiliates that:

a)	it is a qualified investor within the meaning of the UK Prospectus Regulation; and

b)

in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 5 of the UK Prospectus Regulation, the common shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the UK other than qualified investors, as that term is defined in the UK Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the UK Prospectus Regulation and the prior consent of the Joint Book-Running Managers has been given to the offer or resale.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The Company and the Selling Securityholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million. The Company has agreed to reimburse the underwriters for certain out-of-pocket expenses incurred in connection with this offering, in an amount not to exceed $25,000.

The Company and the Selling Securityholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own respective accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

VALIDITY OF SECURITIES

The validity of our Class A Common Stock offered hereby will be passed upon by Sullivan & Cromwell LLP. As disclosed in “Selling Securityholders” in the accompanying prospectus, 50,000 shares of Class A Common Stock registered under the accompanying prospectus are held by George Sampas. Mr. Sampas is a partner at Sullivan & Cromwell LLP, which will pass on the validity of the securities offered hereby and provides legal services to us. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Selling Securityholders by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The audited financial statements incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement and do not contain all of the information included in the registration statement. For further information pertaining to us, the Selling Securityholders and our securities, you should refer to the registration statement and to its exhibits. Statements contained in or incorporated by reference into this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus supplement relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.symbotic.com. All internet addresses provided in this prospectus supplement or the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement or free writing prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We are incorporating by reference in this prospectus supplement, and have incorporated by reference in the accompanying prospectus, the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except in each case as to any portion of any report or document that is deemed furnished to the SEC and not deemed filed under such provisions:

•	our Annual Report on Form 10-K for the year ended September 30, 2023 filed with the SEC on December 11, 2023;

•

the portions of our Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed with the SEC on January  19, 2024 that are incorporated by reference into our Annual Report on Form 10-K for the year ended September 30, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended December 30, 2023 filed with the SEC on February 8, 2024; and

•	our Current Report on Form 8-K filed with the SEC on October 2, 2023 (other than information that is furnished but deemed not to have been filed).

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) and any other information incorporated by reference hereto at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Symbotic Inc.

200 Research Drive

Wilmington, MA 01887

Telephone: (987) 284-2800

Attention: Corporate Secretary

Class A Common Stock

Preferred Stock

Debt Securities

Offered by Symbotic Inc.

Up to 548,613,159 Shares of Class A Common Stock

Offered by the Selling Securityholders

This prospectus relates to the offer and sale from time to time by us of Class A common stock, par value $0.0001 per share (“Class A Common Stock), preferred stock and debt securities described herein (collectively, the “Primary Offering Securities”) in the amount not exceeding the aggregate initial offering price of $1,000,000,000. This prospectus also relates to the offer and sale from time to time by the selling securityholders identified in this prospectus or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 548,613,159 shares of Class A Common Stock purchased at a price, or acquired based on a value, of $10.00 per share, which consists of (i) 63,655,069 shares of Class A Common Stock outstanding on the date of this prospectus and (ii) 484,958,090 shares of Class A Common Stock issuable in exchange for units of New Symbotic Holdings (as defined below) pursuant to the terms of the New Symbotic Holdings LLC Agreement (as defined below) (including unvested warrant units). We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders pursuant to this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the Primary Offering Securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock.

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. In addition, the Selling Securityholders may offer and sell our securities from time to time. We will provide specific information about any Selling Securityholders in one or more supplements to this prospectus. If we, or the Selling Securityholders, use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we, or any Selling Securityholders, expect to receive from that sale will also be set forth in a prospectus supplement.

Our registration of the securities covered by this prospectus does not mean that either we, or the Selling Securityholders, will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution” and in supplements or amendments to this prospectus as applicable.

Specific terms of the securities to be offered will be provided in one or more supplements to this prospectus. The specific plan of distribution for any securities to be offered will also be provided in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “SYM.” On July 31, 2023, the closing price of our Class A Common Stock was $63.54. The sale of substantial amounts of our Class A Common Stock being offered in this prospectus, or the perception that such sales could occur, could have the effect of increasing the volatility in the prevailing market price or putting significant downward pressure on the price of the Class A Common Stock and harm the prevailing market price of our Class A Common Stock.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will receive proceeds from the sale by us of the securities offered by us but will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them, as described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information incorporated herein by reference or to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.” You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and the information incorporated herein by reference contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Symbotic,” “we,” “us,” “our” and similar terms refer to SVF Investment Corp. 3 (“SVF 3”) prior to the Business Combination (the “Business Combination”) described in our Form 10-K (as defined below) and Symbotic Inc. and its consolidated subsidiaries following the Business Combination. References to “Symbotic LLC” refer to our predecessor company prior to the consummation of the Business Combination.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider and evaluate the risk factors discussed below and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q that we file with the SEC, which are incorporated herein by reference, together with the risk factors and other information contained in or incorporated by reference into this prospectus and the applicable prospectus supplement, before making an investment decision. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Information We Incorporate by Reference.”

Risks Related to Ownership of Our Common Stock

The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock, and the sales of such securities could cause the market price of our Class A Common Stock to decline significantly, despite the fact that certain existing stockholders who purchased securities in the Company at a price below the current trading price of such securities may experience a positive rate of return. The public stockholders may not experience a similar rate of return.

This prospectus relates, among other things, to the offer of Class A Common Stock by us and the offer and resale from time to time by the Selling Securityholders of up to 548,613,159 shares of Class A Common Stock, purchased at a price, or acquired based on a value, of $10.00 per share, which consists of (i) 63,655,069 shares of Class A Common Stock outstanding on the date of this prospectus and (ii) 484,958,090 shares of Class A Common Stock issuable in exchange for units of Symbotic Holdings LLC following the consummation of the Company Reorganization as described in our Form 10-K and the Business Combination (“New Symbotic Holdings”) pursuant to the terms of the New Symbotic Holdings’ Second Amended and Restated LLC Agreement (“New Symbotic Holdings LLC Agreement”) (including Earnout Interests to which such unitholders may be entitled and unvested warrant units).

The market price for our Class A Common Stock could decline as a result of the sales of our Class A Common Stock offered by us and the Selling Securityholders pursuant to this prospectus, and such declines could be significant. The Class A Common Stock offered by us and the Selling Securityholders pursuant to this prospectus represent a substantial percentage of our total outstanding common stock as of the date of this prospectus. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the difference in the purchase prices described above. Based on the closing price of our Class A Common Stock on July 31, 2023, which was $63.54 per share, the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus may experience potential profit of up to $53.54 per share. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

Other Risks

Because of the Up-C structure, the interests of the holders of New Symbotic Holdings Common Units may not fully align with those of the holders of Class A Common Stock of Symbotic.

Our organizational structure is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering to provide certain tax benefits and associated cash flow advantages to both the issuer corporation and the existing owners of the partnership or limited liability company in the initial public offering. The Up-C structure allows the unitholders of Warehouse Technologies LLC to retain their equity ownership in New Symbotic Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of common units of New Symbotic Holdings (“New Symbotic Holdings Common Units”). This allows the holders of New Symbotic Holdings Common Units to retain the tax benefits of owning interests in a pass-through entity while also being able to access public markets. All other investors, including Symbotic stockholders, hold their equity ownership in Symbotic, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A Common Stock.

Because the holders of New Symbotic Holdings Common Units hold their economic interests directly in New Symbotic Holdings, rather than through Symbotic, the interests of such holders may conflict with those of the holders of shares of Class A Common Stock of Symbotic. For example, the holders of New Symbotic Holdings Common Units may have a different tax position from the holders of Class A Common Stock of Symbotic, which could influence decisions regarding whether and when New Symbotic Holdings should dispose of assets or incur new indebtedness, undergo certain changes of control within the meaning of the Tax Receivable Agreement, or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to the holders of shares of Class A Common Stock of Symbotic.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These statements include, but are not limited to, our expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events, backlog, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or similar expressions.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about our ability to, or expectations that we will:

•	meet the technical requirements of existing or future supply agreements with our customers, including with respect to existing backlog;

•	expand our target customer base and maintain our existing customer base;

•	anticipate industry trends;

•	maintain and enhance our platform;

•	maintain the listing of the Class A Common Stock on the NASDAQ stock market;

•	develop, design, and sell systems that are differentiated from those of competitors;

•	execute our research and development strategy;

•	acquire, maintain, protect, and enforce intellectual property;

•	attract, train, and retain effective officers, key employees, or directors;

•	comply with laws and regulations applicable to our business;

•	stay abreast of modified or new laws and regulations applicable to our business;

•	execute its growth strategy;

•	successfully defend litigation;

•	issue equity securities in connection with future transactions;

•	meet future liquidity requirements and, if applicable, comply with restrictive covenants related to long-term indebtedness;

•	timely and effectively remediate any material weaknesses in our internal control over financial reporting;

•	anticipate rapid technological changes; and

•	effectively respond to general economic and business conditions

Forward-looking statements made in this prospectus also include, but are not limited to, statements with respect to:

•	the future performance of our business and operations;

•	backlog;

•	expectations regarding revenues, expenses, net loss, adjusted EBITDA loss and anticipated cash needs;

•	expectations regarding cash flow, liquidity and sources of funding;

•	expectations regarding capital expenditures;

•	the effects of pending and future legislation;

•	business disruption;

•	risks related to the impact of the COVID-19 pandemic on the financial condition and results of operations of Symbotic;

•	disruption to the business due to our dependency on certain customers;

•	increasing competition in the warehouse automation industry;

•	any delays in the design, production or launch of our systems and products;

•	the failure to meet customers’ requirements under existing or future contracts or customers’ expectations as to price or pricing structure;

•	any defects in new products or enhancements to existing products; and

•

the fluctuation of operating results from period to period due to a number of factors, including the pace of customer adoption of our new products and services and any changes in our product mix that shift too far into lower gross margin products.

Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in other sections of this prospectus, including under the heading “Risk Factors,” elsewhere in this prospectus and in the documents we incorporate by reference. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these forward-looking statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the forward-looking statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We are not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements made in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

In addition to the risk factors described in this prospectus and any accompanying prospectus supplement, including the documents incorporated by reference, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: failure to realize the benefits expected from adding to Symbotic’s base of outsourcing partners; the effects of pending and future legislation; and risks related to the impact of the COVID-19 pandemic on the financial condition and results of operations of Symbotic.

THE COMPANY

Symbotic’s vision is to make the supply chain work better for everyone. It does this by developing, commercializing, and deploying innovative, end-to-end technology solutions that dramatically improve supply chain operations. Symbotic currently automates the processing of pallets and cases in large warehouses or distribution centers for some of the largest retail companies and wholesale companies in the world. Its systems enhance operations at the front end of the supply chain, and therefore benefit all supply partners further down the chain, irrespective of fulfillment strategy.

Corporate Information

Symbotic Inc. is a Delaware corporation. Our principal executive offices are located at 200 Research Drive, Wilmington, Massachusetts 01887 and our telephone number at that address is (978) 284-2800. Our website is located at www.symbotic.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Emerging Growth Company

We are an emerging growth company (“EGC”), as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an EGC can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. The Company has not elected to opt out of such extended transition period which means that when a financial accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. The Company will be eligible to use this extended transition period under the JOBS Act until the earlier of the date it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of the Company’s financials to those of other public companies more difficult.

We will cease to be an EGC on the date that is the earliest of (i) the end of the fiscal year in which total annual gross revenue exceeds $1.235 billion, (ii) the last day of the Company’s fiscal year following March 11, 2026 (the fifth anniversary of the date on which SVF 3 consummated the initial public offering of SVF 3); (iii) the date on which the Company has issued more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the Company’s common stock held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter. As of the last business day of the fiscal quarter ended March 25, 2023, the market value of the Company’s common stock held by non-affiliates was approximately $517.3 million (based on the closing sales price of the Class A common stock on March 24, 2023 of $21.68), and therefore, the Company expects to continue to be an EGC as of the end of the current fiscal year ending September 30, 2023.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We will continue to be a smaller reporting company as long as either (i) the market value of our Class A Common Stock held by non-affiliates is less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our Class A Common Stock held by non-affiliates is less than $700 million as of the last business day of our most recently completed second fiscal quarter report. As of the fiscal year ended September 24, 2022, our revenue was more than $100 million, and as of March 25, 2023, the last business day of our second fiscal quarter, the market value of our Class A Common Stock held by non-affiliates was more than $250 million. As a result, we will cease to be a smaller reporting company as of the end of the current fiscal year ending September 30, 2023, and we will be subject to the abovementioned requirements that apply to other public companies but did not previously apply to us due to our status as smaller reporting company.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes.

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Securityholders pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

As of July 28, 2023, Symbotic had one class of securities registered under Section 12 of the Exchange Act: our Class A Common Stock.

The rights of Symbotic stockholders are governed by Delaware law, our charter (the “Charter”) and bylaws (the “Bylaws”). The following description of the terms of the Symbotic’s capital stock is not complete and is qualified in its entirety by reference to the applicable provisions of Delaware law as well as the Charter and Bylaws incorporated by reference herein. We urge you to read the applicable provisions of Delaware law as well as the Charter and Bylaws, incorporated by reference to this prospectus, respectively, carefully and in their entirety because they describe your rights as a Symbotic stockholder.

Authorized and Outstanding Stock

The Charter authorizes the issuance of shares, each with a par value of $0.0001 per share, consisting of:

•	3,000,000,000 shares of Class A Common Stock;

•	1,000,000,000 shares of Class V-1 common stock;

•	450,000,000 shares of Class V-3 common stock; and

•	50,000,000 shares of undesignated preferred stock.

Class A Common Stock

As of July 28, 2023, there are 80,653,112 shares of Class A Common Stock outstanding. All shares of Class A Common Stock are fully paid and non-assessable.

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. Holders of Class A Common Stock will vote together with other holders of common stock as a single class on all matters (or, if any holders of any series of preferred stock are entitled to vote together with the holders of common stock, as a single class with the holders of such series of preferred stock). Notwithstanding the foregoing, the holders of shares of any series of common stock will be entitled to vote as a separate class upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would adversely alter or change the powers, preferences or special rights of such series of common stock. Except as expressly required by law, holders of common stock, as such, will not be entitled to vote on any amendment to the Charter (including any certificate of designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation) or pursuant to the Delaware General Corporation Law, as amended (the “DGCL”).

Dividend rights. Subject to the rights and preferences of any holders of any outstanding series of preferred stock, the holders of Class A Common Stock will be entitled to the payment of dividends and other distributions of cash, stock or property on the Class A Common Stock when, as and if declared by the board of directors in accordance with law.

Rights upon liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our funds and assets that may be legally distributed to our stockholders will be distributed among the holders of the then-outstanding Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock held by each such holder.

Other rights. The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock we may issue in the future.

Class V-1 Common Stock and Class V-3 Common Stock

As of July 28, 2023, there are 67,665,517 shares of Class V-1 common stock and 407,528,941 shares of Class V-3 common stock outstanding. All shares of Class V-1 common stock and Class V-3 common stock are fully paid and non-assessable.

Voting rights. Each holder of Class V-1 common stock is entitled to one vote for each share of Class V-1 common stock held of record by such holder on all matters submitted to a vote of the stockholders, and each holder of Class V-3 common stock is entitled to three votes for each share of Class V-3 common stock held of record by such holder on all matters submitted to a vote of the stockholders. Holders of Class V-1 common stock and Class V-3 common stock will vote together with other holders of common stock as a single class on all matters (or, if any holders of any series of preferred stock are entitled to vote together with the holders of common stock, as a single class with the holders of such series of preferred stock). Notwithstanding the foregoing, the holders of shares of any series of common stock will be entitled to vote as a separate class upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would adversely alter or change the powers, preferences or special rights of such series of common stock. Except as expressly required by law, holders of common stock, as such, will not be entitled to vote on any amendment to the Charter (including any certificate of designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation) or pursuant to the DGCL.

Dividend rights. Except as provided in the Charter with respect to certain stock adjustments, dividends of cash or property may not be declared or paid on shares of Class V-1 common stock or Class V-3 common stock.

Rights upon liquidation. The holders of shares of Class V-1 common stock and Class V-3 common stock will not be entitled to receive any assets of Symbotic in the event of any voluntary or involuntary liquidation, dissolution or winding up of Symbotic.

Other rights. The holders of Class V-1 common stock and Class V-3 common stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class V-1 common stock or Class V-3 common stock. The rights, preferences and privileges of holders of the Class V-1 common stock and Class V-3 common stock will be subject to those of the holders of any shares of the preferred stock we may issue in the future. Subject to the terms of the New Symbotic Holdings LLC Agreement, holders of New Symbotic Holdings Common Units may cause us to redeem all or any portion of such holder’s New Symbotic Holdings Common Units, and in connection with such redemption, we may be required to deliver Class A common units to such holder.

Conversion of Class V-3 Common Stock. Class V-3 common stock convert into Class V-1 common stock in certain situations, including automatically seven years following the Business Combination.

Transfer of Class V-1 Common Stock and Class V-3 Common Stock. No holder of Class V-1 common stock or Class V-3 common stock may transfer such shares to any person unless such holder also simultaneously transfers an equal number of such holder’s New Symbotic Holdings Common Units to the same person in accordance with the terms of the New Symbotic Holdings LLC Agreement. Upon a transfer of New Symbotic Holdings Common Units in accordance with the New Symbotic Holdings LLC Agreement, an equal number of shares of Class V-1 common stock and/or Class V-3 common stock that correspond to such New Symbotic Holdings Common Units will automatically and simultaneously be transferred to the same transferee of such New Symbotic Holdings Common Units. Any attempted or purported transfer of shares of Class V-1 common stock and Class V-3 common stock in violation of the foregoing restrictions will be null and void.

Cancellation of Class V-1 Common Stock and Class V-3 Common Stock. In the event that any outstanding share of Class V-1 common stock or Class V-3 common stock ceases to be held directly or indirectly by a holder of a New Symbotic Holdings Common Units, such share will automatically be transferred to Symbotic and cancelled for no consideration.

Further Issuance of Class V-3 Common Stock. We will not issue additional shares of Class V-3 common stock.

Preferred Stock

As of the date hereof, no preferred stock is issued and outstanding. The Charter authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock are available for issuance without further action by the holders of the common stock. The board of directors has the discretion to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Symbotic without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business and therefore do not anticipate declaring or paying any cash dividends on common stock in the foreseeable future.

Anti-Takeover Provisions

The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized in this section, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate our board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

These provisions include:

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations. Symbotic will not be governed by Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Symbotic will not be subject to any anti-takeover effects of Section 203. Nevertheless, the Charter contains provisions that will have a similar effect to Section 203, which will take effect from and after the Restriction Effective Time, except that such restrictions on business combinations shall not apply to any interested stockholder that became such prior to the Restriction Effective Time.

Stockholder Action; Special Meetings of Stockholders. The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Symbotic capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, the Charter provides that special meetings of our stockholders may be called, for any purpose or purposes, at any time only by or at the direction of our board of directors, the chairperson of Symbotic’s board of directors or the Chief Executive Officer, and will not be called by any other person or persons. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Symbotic capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our Bylaws established an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of our board of directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who (a) was a stockholder on the date of giving the notice, on the record date for the determination of the stockholders entitled to vote at the meeting and at the time of the meeting, (b) entitled to vote at the meeting, and (c) has complied with the advance notice procedures specified in our Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Stockholders may not nominate persons for election to our board of directors at any special meeting of stockholders.

Further, for business and nominations of persons for election to the board of directors to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws.

To be timely, a stockholder’s notice must be received in accordance with an “Acceptable Delivery Method” not earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or recess) by more than 60 days later than such anniversary date, or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, such stockholders’ notice must be received no earlier than the 120th day prior to such annual meeting and not later than the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public disclosure of the date of such annual meeting is first made by the Company (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations properly brought before a meeting of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws. Our Bylaws may be amended or repealed by a majority vote of the board of directors or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of the board of directors and at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the Charter.

Quorum

Our Bylaws provide that, at any meeting of the board of directors, a majority of the total number of directors then in-office constitutes a quorum.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter and Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Symbotic’s stockholders will have appraisal rights in connection with a merger or consolidation of Symbotic. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to, (i) any derivative action or proceeding brought on behalf of Symbotic; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of Symbotic to Symbotic or its stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, will be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Further, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder will be the federal district court for the District of Delaware (or if such court does not have jurisdiction over such action, any other federal district court) of the United States; provided that, if such forum is illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act will be the Court of Chancery of the State of Delaware.

Stockholder Registration Rights

Symbotic entered into the A&R Registration Rights Agreement, pursuant to which, among other things, SVF Sponsor III (DE) LLC, certain of SVF 3’s independent directors and certain Symbotic equityholders have specified rights to require Symbotic to register all or a portion of their shares under the Securities Act. Certain stockholders also have certain customary registration rights pursuant to the Subscription Agreements that SVF 3 entered into with such parties on December 21, 2021, pursuant to which the subscribers collectively subscribed for 20,500,000 shares of Class A Common Stock at $10.00 per share, for an aggregate commitment amount of $205,000,000.

Trading Symbol and Market

Our Class A Common Stock is listed on NASDAQ under the symbol “SYM.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.

The debt securities will be issued under an indenture between us and a trustee to be named therein. We have summarized select portions of the form of indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

General

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer’s certificate or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet), including the following terms, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions)

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	the aggregate principal amount of the debt securities being offered and any limit on the aggregate principal amount of such series of debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the dates from which interest will accrue, the interest payment dates and the record dates for the interest payments;

•

the place or places where principal of, and any interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	any mandatory or optional redemption terms;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

any dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•

the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, and any interest on, the debt securities will be made;

•

if payments of principal of, any interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•

the manner in which the amounts of payment of principal of, or any interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents appointed with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any series of debt securities, including if applicable, the conversion or exchange price and period, the securities or other property into which the debt securities will be convertible, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed; and

•

any other terms of the series of debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon maturity or a declaration of acceleration of their maturity following an event of default pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the depositary, or a nominee of the depositary (we will refer to any such debt security as a “global debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth below, global debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Beneficial interests in global debt securities will not be issuable in certificated form unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture and we fail to appoint a successor depositary within 90 days of such event, (ii) we determine, in our sole discretion, not to have such securities represented by one or more global securities or (iii) any other circumstances shall exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement. Unless and until a global debt security is exchanged for certificated debt securities under the limited circumstances described in the previous sentence, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

Symbotic may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person (a “successor person”) unless:

•

Symbotic is the surviving corporation or the successor person (if other than Symbotic) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes Symbotic’s obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

•	Notwithstanding the above, any of Symbotic’s subsidiaries may consolidate with, merge into or transfer all or part of its properties to Symbotic.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any covenant by us in the indenture (other than defaults described above or defaults relating to a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Symbotic; and

•	any other event of default provided with respect to a series of debt securities if any, or subsidiaries that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right of power.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;

•

such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;

•	the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest on, that debt security on or after the due dates expressed in that debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture from our principal executive officer, principal financial officer or principal accounting officer. If a default or event of default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend or supplement the indenture or the debt securities of one or more series without the consent of any holder of any debt security:

•	to add guarantees with respect to any Series of Securities or secure any Series of Securities;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of any series of debt securities;

•	to comply with the applicable procedures of the applicable depositary;

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not materially adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; and

•	for certain other reasons set forth in any prospectus supplement.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or any interest on, any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and any interest on, those debt securities and to institute suit for the enforcement of any such payment;

•	make any change to certain provisions of the indenture relating to waivers or amendments; or

•	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, by written notice to the trustee, waive our compliance with provisions of the indenture or the debt securities with respect to such series. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Sections 5-1401 of the General Obligations Law).

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus. The following table sets forth certain information provided by or on behalf of the Selling Securityholders regarding the beneficial ownership of the Selling Securityholders of our Class A Common Stock and the shares of Class A Common Stock being offered by the Selling Securityholders. The applicable percentage ownership of the securities being offered hereby is based on approximately 80,653,112 shares of Class A Common Stock, 67,665,517 shares of Class V-1 Common Stock, and 407,528,941 shares of Class V-3 Common Stock outstanding as of July 28, 2023. Information with respect to shares of Class A Common Stock owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock offered and no other purchases or sales of our securities.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock.

Name of Selling Securityholder	Shares of Class A Common Stock Owned Prior to Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Owned After the Offered Shares are Sold	Percentage of Class A Common Stock Owned After the Offered Shares are Sold
Alice C. Panitz Residuary Trust(1)	25,000	25,000	—	—
Alona Florenz(2)	20,000	20,000	—	—
Andrew Connell(3)	10,000	10,000	—	—
Anthony Sattler(4)	10,000	10,000	—	—
Audrey Exempt Trust, u/a dated January 29, 2015(5)	409,310	409,310	—	—
Benton Family Partners, LLC(6)	500,000	500,000	—	—
BlackRock, Inc.(7)	296,516	296,516	—	—
Bryan Granger(8)	35,000	35,000	—	—
Charles F. Kane(9)	829,353	829,353	—	—
Christine Curtis(10)	10,000	10,000	—	—
Corey Dufresne(11)	972,412	972,412	—	—
Daniel Fudger(12)	20,000	20,000	—	—
David A. Ladensohn Roth IRA(13)	25,000	25,000	—	—
David Hinderaker(14)	10,000	10,000	—	—
Eliza Ladensohn New Hampshire Trust(15)	5,100	5,100	—	—
Eric Winn Jr.(16)	30,000	30,000	—	—
George Dramalis(17)	465,584	465,584	—	—
George Sampas(18)	50,000	50,000	—	—
Greg Patch(19)	20,000	20,000	—	—
Gregory J. Harman(20)	12,500	12,500	—	—
Iman Abbasi(21)	101,913	101,913	—	—
Jessica Exempt Trust, u/a dated January 29, 2015(22)	409,310	409,310	—	—
Joseph P. Toce, Jr.(23)	50,000	50,000	—	—
JPT 2008 Trust(24)	25,000	25,000	—	—
Julie Drake(25)	10,000	10,000	—	—
Kevin F. McNamara(26)	50,000	50,000	—	—

Name of Selling Securityholder	Shares of Class A Common Stock Owned Prior to Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Owned After the Offered Shares are Sold	Percentage of Class A Common Stock Owned After the Offered Shares are Sold
Ladensohn Family Investments, Ltd.(27)	50,000	50,000	—	—
Mark J. McGowan(28)	15,295	15,295	—	—
Merline Saintil(29)	37,500	37,500	—	—
Michael O. Chaney and Kathleen J. Chaney(30)	10,000	10,000	—	—
Michael P. Papaleo and Yvonne M. Papaleo(31)	35,000	35,000	—	—
Miriam Ort(32)	55,000	55,000	—	—
Paige Exempt Trust, u/a dated January 29, 2015(33)	409,310	409,310	—	—
Perry Cohen(34)	4,093,238	4,093,238	—	—
Peter J. Fiore and Catherine M. Fiore(35)	50,000	50,000	—	—
Richard B. Cohen Revocable Trust(36)	3,464,582	3,464,582	—	—
RJJRP Holdings, Inc.(37)	44,367,748	44,367,748	—	—
RLF 2020 Gift Trust(38)	30,000	30,000	—	—
Robert L. Palmer(39)	347,794	347,794	—	—
Ronald Chad Gober(40)	10,000	10,000	—	—
Ronald M. Wright and Elizabeth C. Wright(41)	20,000	20,000	—	—
Sudhakar Lingineni(42)	20,000	20,000	—	—
SVF II SPAC Investment 3 (DE) LLC(43)	20,000,000	20,000,000	—	—
SVF Sponsor III (DE) LLC(44)	9,090,000	9,090,000	—	—
SVF II Strategic Investments AIV LLC(45)	17,825,312	17,825,312	—	—
The 2014 QSST F/B/O Perry Cohen(46)	12,968,460	12,968,460	—	—
The 2014 QSST F/B/O Rachel Cohen Kanter(47)	13,112,032	13,112,032	—	—
The Jill Cohen Mill Trust(48)	14,403,979	14,403,979	—	—
The Kanter Family Trust(49)	1,291,947	1,291,947	—	—
The Krasnow Family 2019 Charitable Remainder Unitrust(50)	25,000	25,000	—	—
The PLC Family Trust(51)	1,435,519	1,435,519	—	—
The RBC 2021 4 Year GRAT(52)	167,926,576	167,926,576	—	—
The RBC Millennium Trust(53)	153,647,127	153,647,127	—	—
The Tanaka Growth Fund(54)	47,500	47,500	—	—
The Todd and Deborah Krasnow Charitable Remainder Unitrust(55)	25,000	25,000	—	—
Thomas Ernst(56)	1,025,138	1,025,138	—	—
Todd Krasnow(57)	1,255,069	1,255,069	—	—
Walmart Inc.(58)	76,350,823	76,350,823	—	—
William M. Boyd III(59)	766,212	766,212	—	—

(1)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by Alice C. Panitz Residuary Trust. Claudia Ladensohn, as trustee of Alice C. Panitz Residuary Trust, may be deemed to have voting and investment control with respect to the shares held by Alice C. Panitz Residuary Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ladensohn disclaims beneficial ownership of such securities. Ms. Ladensohn’s spouse, David A. Ladensohn, is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The business address of Alice C. Panitz Residuary Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(2)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Alona Florenz. Alona Florenz may be deemed to be an affiliate of the Company by virtue of her employment as Senior Vice President, Corporate Development and Financial Planning & Analysis with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Florenz is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(3)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Andrew Connell. Andrew Connell may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Center Store Procurement with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Connell is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(4)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Anthony Sattler. Anthony Sattler may be deemed to be an affiliate of the Company by virtue of his employment as Senior President, Fresh Procurement and Merchandising with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Sattler is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(5)

Securities offered hereby consist of 409,310 shares of Class V-1 common stock held by Audrey Exempt Trust, u/a dated January 29, 2015. Sandra Ford, as trustee of Audrey Exempt Trust, u/a dated January 29, 2015, may be deemed to have voting and investment control with respect to the shares held by Audrey Exempt Trust, u/a dated January 29, 2015, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of Audrey Exempt Trust, u/a dated January 29, 2015 is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(6)

Securities offered hereby consist of 500,000 shares of Class A Common Stock held by Benton Family Partners, LLC. Daniel Benton, as General Manager of Benton Family Partners, LLC, may be deemed to have voting and investment control with respect to the shares held by Benton Family Partners, LLC, and therefore may be deemed to be the beneficial owner of such shares. The business address of Benton Family Partners, LLC is 96 Upper Hook Road, Katonah, NY 10536.

(7)

Securities offered hereby consist of 296,516 shares of Class A Common Stock held by the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BGF Fixed Income Global Opportunities Fund; BlackRock Capital Allocation Trust; BlackRock ESG Capital Allocation Trust; BlackRock Global Allocation Collective Fund; BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Funds – Global Allocation Fund; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Investment Management (Australia) Limited as responsible entity of the BlackRock Global Allocation Fund (Aust); and BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors

(or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(8)

Securities offered hereby consist of 35,000 shares of Class A Common Stock held by Bryan Granger. Bryan Granger may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Operations Law and Compliance with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Granger is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(9)

Securities offered hereby consist of 65,000 shares of Class A Common Stock and 764,353 shares of Class V-1 common stock held by Charles F. Kane. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Charles F. Kane is a current director of the Company. The business address of Mr. Kane is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(10)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Christine Curtis. Christine Curtis may be deemed to be an affiliate of the Company by virtue of her employment as Senior Vice President and General Manager, Commercial with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Curtis is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(11)

Securities offered hereby consist of 397 shares of Class A Common Stock and 972,015 shares of Class V-1 common stock held by Corey Dufresne. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Corey Dufresne is the current Vice President, General Counsel and Secretary of the Company. The business address of Mr. Dufresne is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(12)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Daniel Fudger. Daniel Fudger may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President Merchandising, Supply Chain & Trade Relations with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Fudger is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(13)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by David A. Ladensohn Roth IRA. David A. Ladensohn may be deemed to have voting and investment control with respect to the shares held by David A. Ladensohn Roth IRA, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The business address of David A. Ladensohn Roth IRA is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(14)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by David Hinderaker. David Hinderaker may be deemed to be an affiliate of the Company by virtue of his employment as General Manager of Grocers Supply with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Hinderaker is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.
(15)

Securities offered hereby consist of 5,100 shares of Class A Common Stock held by Eliza Ladensohn New Hampshire Trust. David A. Ladensohn, as trustee of Eliza Ladensohn New Hampshire Trust, may be deemed to have voting and investment control with respect to the shares held by Eliza Ladensohn New Hampshire Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The business address of Eliza Ladensohn New Hampshire Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(16)

Securities offered hereby consist of 30,000 shares of Class A Common Stock held by Eric Winn Jr. Eric Winn Jr. may be deemed to be an affiliate of the Company by virtue of his employment as Chief Operating Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Winn Jr. is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(17)

Securities offered hereby consist of 1,231 shares of Class A Common Stock and 464,353 shares of Class V-1 common stock held by George Dramalis. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). George Dramalis is the current Chief Technology Officer of the Company. The business address of Mr. Dramalis is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(18)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by George Sampas. Mr. Sampas is a partner at Sullivan & Cromwell LLP, which provides legal services to the Company. The business address of Mr. Sampas is c/o Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004.

(19)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Greg Patch. Greg Patch may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Operations with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Patch is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(20)

Securities offered hereby consist of 12,500 shares of Class A Common Stock held by Gregory J. Harman. Gregory J. Harman may be deemed to be an affiliate of the Company by virtue of his employment as SVP, Operations with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Harman is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(21)

Securities offered hereby consist of 101,913 shares of Class V-1 common stock held by Iman Abbasi. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Ms. Abbasi was previously the Chief Human Resources Officer of Symbotic LLC. The business address of Ms. Abbasi is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(22)

Securities offered hereby consist of 409,310 shares of Class V-1 common stock held by Jessica Exempt Trust, u/a dated January 29, 2015. Sandra Ford, as trustee of Jessica Exempt Trust, u/a dated January 29, 2015, may be deemed to have voting and investment control with respect to the shares held by Jessica Exempt Trust, u/a dated January 29, 2015, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of Jessica Exempt Trust, u/a dated January 29, 2015 is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(23)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Joseph P. Toce, Jr. Mr. Toce is an employee of Andersen Tax LLC, which provides accounting and tax consulting services to the Company. The business address of Mr. Toce, Jr. is c/o Andersen Tax LLC, 1700 East Putnam Avenue, Suite 408, Old Greenwich, CT 06870.

(24)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by JPT 2008 Trust. Caroline Toce, as trustee of JPT 2008 Trust, may be deemed to have voting and investment control with respect to the shares held by JPT 2008 Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Toce disclaims beneficial ownership of such securities. The business address of JPT 2008 Trust is c/o Andersen Tax LLC, 1700 East Putnam Avenue, Suite 408, Old Greenwich, CT 06870.

(25)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Julie Drake. Julie Drake may be deemed to be an affiliate of the Company by virtue of her employment as Vice President, Assistant Treasurer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Drake is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(26)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Kevin F. McNamara. Kevin F. McNamara may be deemed to be an affiliate of the Company by virtue of his employment as Chief Financial Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. McNamara is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(27)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Ladensohn Family Investments, Ltd. David A. Ladensohn, as a general partner of Ladensohn Family Investments, Ltd., may be deemed to have shared voting and investment control with respect to the shares held by Ladensohn Family Investments, Ltd., and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The business address of Ladensohn Family Investments, Ltd. is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(28)

Securities offered hereby consist of 15,295 shares of Class A Common Stock held by Mark J. McGowan. Mark J. McGowan may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Retail with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. McGowan is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(29)

Securities offered hereby consist of 37,500 shares of Class A Common Stock held by Merline Saintil. Merline Saintil is a current director of the Company. The business address of Ms. Saintil is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(30)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Michael O. Chaney and Kathleen J. Chaney. Michael O. Chaney and Kathleen J. Chaney own the securities offered hereby as joint tenants with a right of survivorship. The business address of Mr. and Ms. Chaney is 9897 Sen James Ct, Cincinnati, OH 45241.

(31)

Securities offered hereby consist of 35,000 shares of Class A Common Stock held by Michael P. Papaleo and Yvonne M. Papaleo. Michael P. Papaleo and Yvonne M. Papaleo own the securities offered hereby as joint tenants with a right of survivorship. Michael P. Papaleo may be deemed to be an affiliate of the Company by virtue of his employment as Executive Vice President and Chief Procurement Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. and Ms. Papaleo is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.
(32)

Securities offered hereby consist of 55,000 shares of Class A Common Stock held by Miriam Ort. Miriam Ort may be deemed to be an affiliate of the Company by virtue of her employment as Chief Human Resources Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Ms. Ort is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(33)

Securities offered hereby consist of 409,310 shares of Class V-1 common stock held by Paige Exempt Trust, u/a dated January 29, 2015. Sandra Ford, as trustee of Paige Exempt Trust, u/a dated January 29, 2015, may be deemed to have voting and investment control with respect to the shares held by Paige Exempt Trust, u/a dated January 29, 2015, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of Paige Exempt Trust, u/a dated January 29, 2015 is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(34)

Securities offered hereby consist of 3,938,126 shares of Class V-3 common stock and 155,112 shares of Class V-1 common stock held by Perry Cohen. Shares of Class V-3 common stock and Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of Symbotic at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Perry Cohen is the son of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The business address of Mr. Cohen is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(35)

Securities offered hereby consist of 50,000 shares of Class A Common Stock held by Peter J. Fiore and Catherine M. Fiore. Peter J. Fiore and Catherine M. Fiore own the securities offered hereby as joint tenants with a right of survivorship. Peter J. Fiore may be deemed to be an affiliate of the Company by virtue of his employment as Supply Chain Strategic Advisor with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. and Ms. Fiore is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(36)

Securities offered hereby consist of 3,464,582 shares of Class V-3 common stock held by Richard B. Cohen Revocable Trust. Richard B. Cohen, as trustee of Richard B. Cohen Revocable Trust, may be deemed to have voting and investment control with respect to the shares held by Richard B. Cohen Revocable Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Shares of Class V-3 common stock and Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Richard B. Cohen is the Chairman of the Board of Directors and Chief Executive Officer of the Company. The business address of Richard B. Cohen Revocable Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(37)

Securities offered hereby consist of 41,549,600 shares of Class V-3 common stock and 2,818,148 shares of Class V-1 common stock held by RJJRP Holdings, Inc. Richard B. Cohen, as President and Chief Executive Officer of RJJRP Holdings, Inc., may be deemed to have voting and investment control with respect to the shares held by RJJRP Holdings, Inc., and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—

Class V-1 Common Stock and Class V-3 Common Stock herein). Richard B. Cohen is the Chairman of the Board of Directors and Chief Executive Officer of the Company. The business address of RJJRP Holdings, Inc. is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(38)

Securities offered hereby consist of 30,000 shares of Class A Common Stock held by RLF 2020 Gift Trust. Sandra Ford, as trustee of RLF 2020 Gift Trust, may be deemed to have voting and investment control with respect to the shares held by RLF 2020 Gift Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Ms. Ford disclaims beneficial ownership of such securities. Ms. Ford’s spouse, Rollin Ford, is a director of the Company. The business address of RLF 2020 Gift Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(39)

Securities offered hereby consist of 25,000 shares of Class A common stock and 322,794 shares of Class V-1 common stock that are held by Robert L. Palmer. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Robert L. Palmer may be deemed to be an affiliate of the Company by virtue of his employment as Chief Executive Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Palmer is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(40)

Securities offered hereby consist of 10,000 shares of Class A Common Stock held by Ronald Chad Gober. Ronald Chad Gober may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Commercial Finance with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Gober is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(41)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Ronald M. Wright and Elizabeth C. Wright. Ronald M. Wright and Elizabeth C. Wright own the securities offered hereby as joint tenants with a right of survivorship. Ronald M. Wright may be deemed to be an affiliate of the Company by virtue of his employment as Senior Vice President, Logistics with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. and Ms. Wright is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(42)

Securities offered hereby consist of 20,000 shares of Class A Common Stock held by Sudhakar Lingineni. Sudhakar Lingineni may be deemed to be an affiliate of the Company by virtue of his employment as Chief Information Officer with C&S Wholesale Grocers, which may be considered an affiliate of the Company as the same individual, certain family members and certain affiliated entities and trusts of the individual and his family members control both entities. The business address of Mr. Lingineni is c/o C&S Wholesale Grocers, 7 Corporate Drive, Keene, NH 03431.

(43)

Securities offered hereby consist of 20,000,000 shares of Class A Common Stock held by SVF II SPAC Investment 3 (DE) LLC (“SVF II”). SVF II, the Forward Purchase Investor under the Forward Purchase Agreement, is a wholly-owned subsidiary of SVF II Holdings (DE) LLC. SoftBank Vision Fund II-2 L.P. is the managing member of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II. SB Global Advisers Limited (“SBGA”) has been appointed as manager and is responsible for making all decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF II. Spencer Collins, Rajeev Misra, and Neil Hadley are the directors of SBGA. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF II. Each of them disclaims any such beneficial ownership. The registered address for each of SVF II and SVF II Holdings (DE) LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The registered address of SoftBank Vision Fund II-2 L.P. and SVF II Aggregator (Jersey) L.P. is c/o Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.

(44)

Securities offered hereby consist of 9,090,000 shares of Class A Common Stock held by SVF Sponsor III (DE) LLC, the Sponsor. The Sponsor is a wholly-owned subsidiary of SB Investment Advisers (US) Inc. (“SBIA US”). SBIA US is a Delaware corporation and an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. Sponsor is exclusively responsible for making all decisions related to the acquisition, structuring, financing and disposal of Sponsor’s investments. Voting and investment determinations with respect to securities held of record by Sponsor are made by the board of directors of Sponsor, which consists of Daniel Elefant and Jonathan Duckles. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by Sponsor. Each of them disclaims any such beneficial ownership. The registered address of Sponsor is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The business address for SBIA US is 1 Circle Star Way, San Carlos, California 94070.

(45)

Securities offered hereby consist of 17,825,312 shares of Class A Common Stock held by SVF II Strategic Investments AIV LLC (“SSI AIV”). SSI AIV is a wholly owned subsidiary of SoftBank Group Corp. (“SoftBank”). As a result of this relationship, SoftBank could be deemed to share beneficial ownership of the securities held of record by SSI AIV. SoftBank disclaims any such beneficial ownership. The business address of SSI AIV is 300 El Camino Real, Menlo Park, CA 94025.

(46)

Securities offered hereby consist of 12,477,024 shares of Class V-3 common stock and 491,436 shares of Class V-1 common stock held by The 2014 QSST F/B/O Perry Cohen. David A. Ladensohn, as trustee of The 2014 QSST F/B/O Perry Cohen, may be deemed to have voting and investment control with respect to the shares held by The 2014 QSST F/B/O Perry Cohen, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The 2014 QSST F/B/O Perry Cohen is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(47)

Securities offered hereby consist of 12,615,154 shares of Class V-3 common stock and 496,878 shares of Class V-1 common stock held by The 2014 QSST F/B/O Rachel Cohen Kanter. David A. Ladensohn, as trustee of The 2014 QSST F/B/O Rachel Cohen Kanter, may be deemed to have voting and investment control with respect to the shares held by The 2014 QSST F/B/O Rachel Cohen Kanter, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn disclaims beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The 2014 QSST F/B/O Rachel Cohen Kanter is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(48)

Securities offered hereby consist of 13,858,144 shares of Class V-3 common stock and 545,835 shares of Class V-1 common stock held by The Jill Cohen Mill Trust. David A. Ladensohn and Janet L. Cohen, as co-trustees of The Jill Cohen Mill Trust, may be deemed to have shared voting and investment control with respect to the shares held by The Jill Cohen Mill Trust, and therefore may be deemed to be the beneficial owners of such shares. However, Mr. Ladensohn and Ms. Cohen each disclaim beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Ms. Cohen is the spouse of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein).

The business address of The Jill Cohen Mill Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(49)

Securities offered hereby consist of 1,242,990 shares of Class V-3 common stock and 48,957 shares of Class V-1 common stock held by The Kanter Family Trust. Joseph P. Toce and Daniel Kanter, as co-trustees of The Kanter Family Trust, may be deemed to have shared voting and investment control with respect to the shares held by The Kanter Family Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Toce and Mr. Kanter each disclaim beneficial ownership of such securities. Mr. Toce is an employee of Andersen Tax LLC, which provides accounting and tax consulting services to the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The Kanter Family Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(50)

Securities offered hereby consist of 25,000 shares of Class A common held by The Krasnow Family 2019 Charitable Remainder Unitrust. Todd Krasnow, as trustee of The Krasnow Family 2019 Charitable Remainder Unitrust, may be deemed to have voting and investment control with respect to the shares held by The Krasnow Family 2019 Charitable Remainder Unitrust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Krasnow disclaims beneficial ownership of such securities. Todd Krasnow is a current director of the Company. The business address of The Krasnow Family 2019 Charitable Remainder Unitrust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(51)

Securities offered hereby consist of 1,381,120 shares of Class V-3 common stock and 54,399 shares of Class V-1 common stock held by The PLC Family Trust. Joseph P. Toce and Adam Levy, as co-trustees of The PLC Family Trust, may be deemed to have shared voting and investment control with respect to the shares held by The PLC Family Trust, and therefore may be deemed to be the beneficial owners of such shares. However, Mr. Toce and Mr. Levy each disclaim beneficial ownership of such securities. Shares of Class V-3 common stock and Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The PLC Family Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(52)

Securities offered hereby consist of 163,355,074 shares of Class V-3 common stock and 4,571,502 shares of Class V-1 common stock held by The RBC 2021 4 Year GRAT. Richard B. Cohen, as trustee of The RBC 2021 4 Year GRAT, may be deemed to have voting and investment control with respect to the shares held by The RBC 2021 4 Year GRAT, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Cohen disclaims beneficial ownership of such securities. Mr. Cohen serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The RBC 2021 4 Year GRAT is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(53)

Securities offered hereby consist of 153,647,127 shares of Class V-3 common stock held by The RBC Millennium Trust. David A. Ladensohn and Janet L. Cohen, as co-trustees of The RBC Millennium Trust, may be deemed to have shared voting and investment control with respect to the shares held by The RBC Millennium Trust, and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Ladensohn and Ms. Cohen each disclaim beneficial ownership of such securities. Mr. Ladensohn is a long-time friend of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Ms. Cohen is the spouse of Richard B. Cohen, who serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Shares of Class V-3 common stock and Class V-1 common stock are each convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The business address of The RBC Millennium Trust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.
(54)

Securities offered hereby consist of 47,500 shares of Class A Common Stock held by The Tanaka Growth Fund. Graham Tanaka, as President of Tanaka Growth Fund, may be deemed to have voting and investment control with respect to the shares held by Tanaka Growth Fund, and therefore may be deemed to be the beneficial owner of such shares. The business address of Tanaka Growth Fund is 60 East 42nd Street Suite 4000, New York, NY 10165.

(55)

Securities offered hereby consist of 25,000 shares of Class A Common Stock held by The Todd and Deborah Krasnow Charitable Remainder Unitrust. Todd Krasnow, as trustee of The Todd and Deborah Krasnow Charitable Remainder Unitrust, may be deemed to have voting and investment control with respect to the shares held by The Todd and Deborah Krasnow Charitable Remainder Unitrust, and therefore may be deemed to be the beneficial owner of such shares. Todd Krasnow is a current director of the Company. However, Mr. Krasnow disclaims beneficial ownership of such securities. The business address of The Todd and Deborah Krasnow Charitable Remainder Unitrust is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(56)

Securities offered hereby consist of 1,859 shares of Class A common stock and 1,023,279 shares of Class V-1 common stock held by Thomas Ernst. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Thomas Ernst is the current Chief Financial Officer and Treasurer of the Company. The business address of Mr. Ernst is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(57)

Securities offered hereby consist of 527,497 shares of Class V-1 common stock held by Todd Krasnow and 727,572 shares of Class V-1 common stock held by Inlet View, Inc. Todd Krasnow, as President of Inlet View, Inc., may be deemed to have voting and investment control with respect to the shares held by Inlet View, Inc., and therefore may be deemed to be the beneficial owner of such shares. However, Mr. Krasnow disclaims beneficial ownership of such securities. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). Todd Krasnow is a current director of the Company. The business address of Mr. Krasnow is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887. The business address of Inlet View, Inc. is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

(58)

Securities offered hereby consist of 15,000,000 shares of Class A Common Stock, 45,480,412 shares of Class V-1 common stock and 15,870,411 unvested warrant units held by Walmart Inc. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). The 15,870,411 unvested warrant units held by Walmart Inc. entitle Walmart Inc. to an equal number of shares of Class V-1 common stock once the warrant units vest and are exercisable. Walmart Inc. owns 10.9% of the outstanding shares of common stock of Symbotic Inc. and therefore may be considered an affiliate of Symbotic Inc. The business address of Walmart Inc. is 702 S.W. 8th Street, Bentonville, AR 72716.

(59)

Securities offered hereby consist of 1,859 shares of Class A common stock and 764,353 shares of Class V-1 common stock held by William M. Boyd III. Shares of Class V-1 common stock are convertible on a one-for-one basis into shares of Class A Common Stock of the Issuer at the election of the holder and upon the redemption of an equal number of New Symbotic Holdings Common Units (as described in Description of Capital Stock—Class V-1 Common Stock and Class V-3 Common Stock herein). William M. Boyd III is the current Chief Strategy Officer of the Company. The business address of Mr. Boyd III is c/o Symbotic, 200 Research Drive, Wilmington, MA 01887.

PLAN OF DISTRIBUTION

We, or the Selling Securityholders, may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus will indicate if the securities offered thereby will be listed on any securities exchange.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, the Selling Securityholders or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We, or the Selling Securityholders, may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the united states to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We, or the Selling Securityholders, may engage in at-the-market offerings into an existing trading market in accordance with rule 415(a)(4) under the Securities Act. In addition, we, or the Selling Securityholders, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, the Selling Securityholders or others to settle those sales or to close out any related open borrowings of common stock, and may use securities received from us or the Selling Securityholders in settlement of those derivatives to close out any related open borrowings of our common stock. In addition, we, or the Selling Securityholders, may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective until the earlier of the following: (i) such Selling Securityholders cease to hold any of the shares acquired under such Subscription Agreements, (ii) the date all such shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) two years from the date of effectiveness of the 2022 Registration Statement.

In connection with one or more offerings of the securities registered hereunder, we may enter in to lock-up agreements with certain of our directors, officers and/or stockholders. Specific terms of the lock-up restrictions will be provided in the applicable prospectus supplements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is a discussion of U.S. federal income tax considerations of the ownership and disposition of Class A Common Stock by a Non-U.S. Holder. As used herein, the term “Non-U.S. holder” means a beneficial owner of Class A Common Stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Class A Common Stock;

but generally does not include an individual who is present in the U.S. for 183 days or more in the relevant calendar year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and sale or other disposition of our securities.

This section applies only to Non-U.S. holders who hold shares of Class A Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment) and that are purchased from us or the Selling Securityholders.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•	financial institutions;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Class A Common Stock;

•

persons holding Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell the Class A Common Stock under constructive sale provisions of the Code;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders that are controlled foreign corporations or passive foreign investment companies;

•	persons who acquired Class A Common Stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•	persons who are, or may become, subject to the expatriation provisions of the Code; or

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum taxes or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Class A Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Class A Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the ownership and disposition of Class A Common Stock.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Distributions

In general, any distributions we make to a Non-U.S. holder of shares of Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we or the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). If a Non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, the Non-U.S. holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “—Taxable Disposition of Class A Common Stock” below. In addition, if we or the applicable withholding agent determine that we are likely to be classified as a “U.S. real property holding corporation” (see “—Taxable Disposition of Class A Common Stock” below), we or the applicable withholding agent may withhold 15% of the portion of any distribution that that is not treated as a dividend for U.S. federal income tax purposes.

Dividends that we pay to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Taxable Disposition of Class A Common Stock

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain realized on a sale, taxable exchange or other taxable disposition of Class A Common Stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Class A Common Stock, and, in the case where shares of Class A

Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of Class A Common Stock. There can be no assurance that Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. person. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if Class A Common Stock will not be treated as regularly traded on an established securities market, then a buyer of Class A Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Although there can be no assurance, we do not believe that we are, or have been, a United States real property holding corporation. We can provide no assurance as to our future status as a United States real property holding corporation.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Class A Common Stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that provide that these withholding requirements would generally not apply to gross proceeds from sales or other dispositions of Class A Common Stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES TO THEM.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon by Sullivan & Cromwell LLP. As disclosed in “Selling Securityholders” herein, 50,000 shares of Class A Common Stock registered hereunder are held by George Sampas. Mr. Sampas is a partner at Sullivan & Cromwell LLP, which will pass on the validity of the securities offered hereby and provides legal services to us.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.symbotic.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement or free writing prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities registered hereunder is terminated:

•	our Annual Report on Form 10-K for the year ended September 24, 2022, filed with the SEC on December 9, 2022 (our “Form 10-K”);

•

the portions of our Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders filed with the SEC on January 18, 2023 that are incorporated by reference into our Annual Report on Form 10-K for the year ended September 24, 2022;

•	our Quarterly Reports on Form 10-Q filed with the SEC on February 3, 2023 and May 5, 2023; and

•	our Current Reports on Form 8-K filed on November 21, 2022, March 2, 2023, June 7, 2023 and July 24, 2023.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) and any other information incorporated by reference hereto at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Symbotic Inc.

200 Research Drive

Wilmington, MA 01887

Telephone: (987) 284-2800

Attention: Corporate Secretary

10,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Goldman Sachs & Co. LLC

February 21, 2024